Exhibit 10.22

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith – CPTS Development, Supply, and License Agreement

DEVELOPMENT, SUPPLY, AND LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) is dated this 30th day of September, 2010 (the “Effective Date”), by and between Smith Electric Vehicles US Corp., a Delaware Corporation (“Smith”), and Clean Power Technical Solutions Sp. z.o.o., a Polish company, (“CPTS”) (collectively the “Parties,” and each individually a “Party”), based upon the following recitals.

A.                                   Smith and CPTS desire to collaborate in the development, manufacturing, and sale of the Products specified in Attachment A and on the terms and conditions set forth in this Agreement;

B.                                     Smith desires to purchase from CPTS Products specified in Attachment A on the terms and conditions set forth in this Agreement;

C.                                     CPTS desires to license its technology and know-how to Smith for Smith’s use in accordance with the terms and conditions set forth in this Agreement;

D.                                    Smith desires to manufacture the Products specified in Attachment A on the terms and conditions set forth in this Agreement;

E.                                      CPTS confirms that it has entered into legally binding agreements (copies of which are made available for inspection) that allow CPTS to supply Smith with specified batteries and related products that it can sell in accordance with the terms and conditions sets forth in this Agreement and that it has entered into all necessary legally binding agreements that allow CPTS to license to Smith all intellectual property necessary for Smith to manufacture and sell batteries and related products in accordance with the terms and conditions sets forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following words, when capitalized, have the meanings set forth below:

1.1                                 “Affiliates” means any business or other entity which is directly or indirectly controlling, controlled by or under common control with the specified entity, and control means direct or indirect ownership or actual control of at least fifty percent (50%) of the voting shares or other equity interest having power to elect directors or persons performing a similar function.

1.2                                 “Intellectual Property” means all rights in ideas, inventions, works of authorship, know-how, technical information, trade secrets, pending patent applications, patents, copyrights, trademarks, and Confidential Information.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

1.3                                 “Background Intellectual Property” of a Party means (a) the Intellectual Property of a Party that is owned or controlled by that Party before the Effective Date of this Agreement, or (b) created by a Party outside the scope of this Agreement.

1.4                                 “Confidential Information” means any and all information which that Party treats as confidential, whether the information is in oral, written, graphic or electronic form; provided that (a) if the information is in writing or other tangible form, it is clearly marked as “proprietary” or “confidential” when disclosed to the receiving Party or (b) if the information is not in tangible form, it (i) is identified as “proprietary” or “confidential” when disclosed and (ii) is identified in reasonable detail in a writing which is marked “proprietary” or “confidential” and is delivered to the receiving Party within thirty (30) days after the date of disclosure by the disclosing Party to the receiving Party. Confidential Information excludes any information, data or material which (a) the disclosing Party expressly agrees in writing is free of any non-disclosure obligations; (b) is independently developed by the receiving Party or its Affiliates without reference to the Confidential Information of the disclosing Party (as evidenced by documentation in the receiving Party’s possession); (c) is lawfully received by the receiving Party or its Affiliates, free of any non-disclosure obligations, from a third Party having the right to so furnish the applicable Confidential Information; or (d) is or becomes generally available to the public without any breach of this Agreement or unauthorized disclosure of Confidential Information by the receiving Party or any of its Affiliates.

1.5                                 “Field of Use” means commercial electric vehicles.

1.6                                 “Independently Developed Foreground Intellectual Property” means Intellectual Property resulting directly from and authored, conceived, developed, reduced to practice or otherwise created solely by a Party during the course of performing under this Agreement.

1.7                                 “Products” means (i) those products and accessories sold hereunder by CPTS, which are identified in Attachment A, (ii) replacement parts for the products and accessories identified in Attachment A, and (iii) all updates, new versions, concepts, and enhancements to the products identified in Attachment A, (iv) and other goods and Intellectual Property identified in Attachment A or otherwise delivered or licensed by CPTS to Smith under this Agreement or made pursuant to an amendment or supplement executed by CPTS and Smith.

1.8                                 “Territory” means the United States, Mexico, and Canada.

1.9                                 “Battery Pack” means a combination of Modules.

1.10                           “BMS” means currently-available printed circuit board for the management of cells, Modules, and Battery Packs.

1.11                           “BMS Software” means software capable of safely controlling to relevant international standards in combination with the BMS the charge, discharge, balancing, and thermal management of battery cells, Modules, and Battery Packs.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

1.12                           “Diagnostic Interface” means the provision of a user interface for the purposes of fault diagnostics and operational parameter changes.

1.13                           “DGBS” means future printed circuit board for the management of cells, Modules, and Battery Packs.

ARTICLE 2. SUPPLY OF PRODUCT

2.1                                 Development and Production of Prototypes. CPTS agrees to develop and produce prototypes of the Products that meet the specifications agreed on by Smith and as defined in ancillary documentation mutually agreed upon by the Parties (“Prototype Specifications”).  Such Prototype Specifications shall be dated and signed off on by both Parties and are incorporated herein by this reference. The quantity and delivery dates of prototypes of the Products shall be mutually agreed.

2.2                                 Battery Pack Assemblies. CPTS agrees to supply Smith with its requirements for battery pack assemblies for cells (“BPA”) at commercially competitive prices. The BPA will include the currently-available BMS and BMS Software as a component thereof and Smith will not require any additional license(s) or pay any additional royalties with respect to the BMS or BMS Software.

2.3                                 Battery Management System (“BMS”) with Software. Should Smith manufacture BPAs, CPTS agrees to supply Smith with its requirements for the currently-available BMS as well as BMS Software at commercially competitive prices. CPTS is developing a DGBS and software therefore that Smith can, once it is ready, either buy from CPTS at commercially competitive prices or license the rights from CPTS to manufacture and sell in the Territory as a component of BPAs.

2.4                                 Best Efforts. Smith shall use its best efforts to commence the manufacturing of Modules within twenty-four (24) months of the effective date of this Agreement.

2.5                                 Initial Supply of Products. Until such time as Smith commences manufacturing production and sales of Modules in accordance with Section 2.4 of this Agreement in the Territory, CPTS agrees to sell and to use its best efforts to supply to Smith with Products, that meet the approval of Smith, at commercially competitive prices, and in the quantities mutually agreed upon by the parties. All sales of Products from CPTS to Smith shall be made by purchase order, which may be provided by facsimile, email, or other mutually agreed to format. All purchase orders issued pursuant to this Agreement shall be deemed to incorporate and be governed by the terms and conditions of this Agreement. Once the prices have been set, no changes to the prices will be made for one (1) year from the Effective Date of this Agreement.  After one (1) year from the Effective Date of this Agreement, the price of a given Product may be adjusted no more than once per year and only if CPTS’s cost (in United States dollars) for supplying a Product increases by more than twenty percent (20%) from the previously agreed upon price. The parties will negotiate in good faith any increase in price(s) in order to maintain commercial competitive price(s) that do not subject CPTS to losses.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

2.6                                 Royalty – Post Initial Supply of Products.  Smith shall pay to CPTS a royalty of US [***] (“Royalty”) for each 1 kWh of usable Module capacity manufactured by Smith or manufactured on behalf of Smith and sold in the Territory.  For example and without limitation, the sale of a Battery Pack with a capacity to contain [***] kWh of usable Module capacity will result in a total royalty of US [***] Smith shall pay to CPTS accrued royalties on the 15th of each calendar month for all sales in the Territory made during the preceding calendar month whether the sales relate to a standalone product including replacement or spare items or as part of a vehicle or vehicle component.

2.7                                 Initial 24 Month Period.  Smith agrees to pay to CPTS [***] monthly for twenty-four (24) months commencing on the Effective Date of this Agreement (“Initial Payment”). Said Initial Payment shall be as payment for the costs associated with the technical support/engineering defined in Section 15 of this Agreement, for the development and engineering costs of prototypes as specified in Section 2.1 and for payment of Royalties specified in Section 2.6 of this Agreement which become due during the initial twenty-four (24) months commencing on the Effective Date of this Agreement.  The Initial payment shall be paid by Smith so CPTS regardless of when Smith commences manufacturing production or sales of Modules.

2.8                                 Delivery Terms. All Products sold to Smith shall be sold Ex Works (CPTS facility) to one ship-to location, unless agreed otherwise in writing by the Parties.  Title shall pass to the receiving Party simultaneously with passage of risk of loss to the receiving Party as specified in Incoterms 2000.

2.9                                 Testing and Inspection.  In regard to all Products sold by CPTS to Smith, CPTS shall use commercially reasonable efforts to inspect and test Products prior to delivery.  CPTS and Smith shall mutually develop testing protocol and such protocol shall be an appended to this Agreement.

2.10                           Discrepancy. In regard to all Products sold by CPTS to Smith, if, after delivery, Smith discovers any discrepancy between (i) the quantity or type of Products ordered and that received or (ii) the quantity or type of Products invoiced and that received, Smith shall use best efforts to timely give notification of the discrepancy. Appropriate adjustments shall be made in the ordinary course.

2.11                           Non-Conformity. In regard to all Products sold by CPTS to Smith, if the Products are non-conforming products to the specifications and requirements set forth in purchase orders Smith submits to CPTS in the manner specified in Sections 2.2 and 2.3 of this Agreement and which are accepted by CPTS. CPTS shall use commercially reasonable efforts to supply conforming Products to Smith as soon as reasonably possible and shall advise Smith of its efforts to supply conforming Products to Smith.

2.12                           Warrantee by CPTS of Products Sold. All Products sold by CPTS to Smith under this Agreement are warranted to be free from defects in material and workmanship under normal use for the period set forth in Attachment A.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

NO OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE MADE WITH RESPECT TO THE PRODUCTS INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY.

2.13                           Defective Products. As used in this Agreement, the term “Defective Products” means any Products which fail to meet the warranty set forth in Attachment A within the warranty periods described in Attachment A.  “Defective Products” shall specifically exclude, without limitation, any Products (i) which have been subjected to misuse, negligence, accident, or improper maintenance, installation, or application or (ii) which have been altered without CPTS’s prior written consent.

2.14                           Returns of Defective Products. At CPTS’s election, Smith shall either (i) return to a location designated by CPTS, at CPTS’s cost, any allegedly Defective Products for which claims are made, with a written explanation of the claimed failures, or (ii) make the allegedly Defective Products available at Smith’s premises for inspection by CPTS’s or its designated representative(s).

ARTICLE 3. GRANT OF LICENSE

3.1                                 License. In the Field of Use in the Territory for the Term of this Agreement, CPTS hereby grants to Smith an exclusive, non-transferable right and license (without the right to grant sublicenses, except to subcontractors and/or vendors that manufacture, fabricate and/or supply components of and/or parts to Smith) to: engineer, design, develop, improve, modify, manufacture, market, sell, and use (a) Products, which include (i) the DGBS system; (ii) Modules; (iii) DGBS hardware, i.e., the control modules within Smith system; (iv) software to manage the system and current and future BMS and DBGS systems and the rights to the DBGS software; (v) diagnostic tools for BMS and DGBS; (vi) user interface for whole vehicle diagnostics; (vii) prismatic cell mechanical packaging methodology; (viii) Peltier thermal management as applied within CPTS mechanical cell Module assembly; (ix) mechanical connection methods for the cell terminals; (ix) hardware relating to the current BMS modules and future control modules for DGBS, (x) CPTS’s Intellectual Property concerning the foregoing, and (b) future improvements to, new developments to, and new generations of the Products developed by CPTS, and (c) know-how and best practices concerning the Products.

3.2                                 Confidentiality. Smith agrees that, before disclosing any technology or information described in this Section to any subcontractor and/or vendor for components and/or parts for Modules, it will first require the subcontractor and/or vendor to sign a written agreement that it will abide by the confidentiality provisions of Article 12 of this Agreement and that it will only manufacture components and/or parts for Smith’s requirements for Modules.

3.3                                 Improvements to Modules. When manufacturing the Modules, Smith may make manufacturing changes for the purpose of improving the Modules and reducing the costs of manufacturing and/or assembling the Modules.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

3.4                                 Commercial Development. Smith agrees to use commercially reasonable efforts to develop the Modules or Products so as to make them commercially viable in the Territory under the terms of this Agreement.

3.5                                 Development Costs. Smith shall be responsible for all of its costs and expenses incurred in any designing, developing, and making the Modules or Products ready for production and use in accordance with Sections 3.1 and 3.2 above.

3.6                                 Tooling. Smith shall be responsible for all tooling costs and shall have full right to and ownership of all tooling it develops for production of Modules or Products under this Agreement.

3.7                                 Expansion of Territory. During the Term of Agreement, Smith shall also have the right to request additional territories. If Smith desires to expand the relationship in additional territories, (i) it will so notify CPTS in writing and name the potential additional territories, (ii) CPTS will promptly respond to inform Smith whether CPTS has any established distributors in such potential additional territories, (iii) Smith, if it determines it still desires to include such potential additional territories as part of the Territory, will submit a plan to CPTS for such potential additional territories. The Parties will negotiate in good faith to amend this Agreement or to enter into a separate agreement for Smith to manufacture and/or sell Modules in any potential additional territories as well as for any changes or additions to the Field of Use and/or Products desired by Smith, If CPTS is presented with an agreement to license the technology that is the subject of this Agreement in the Field of Use in another territory, CPTS will notify and negotiate with Smith in good faith to amend this Agreement or to enter into a separate agreement for Smith to manufacture and/or sell Modules in such additional territories.

3.8                                 Right to Brand. CPTS grants to Smith, under the license granted under Section 3.1, the right to brand all Products and Modules sold in the Territory under the Smith brand name and marks.  CPTS shall have the right to publicly represent that Smith has exclusive rights in the Territory to utilize CPTS’s technology.  Such representations must be approved by Smith prior to public release.  Smith shall bear the entire cost and expense of securing, registering, defending and protecting the Smith brand name and marks for the Products and/or Modules in the Territory.

3.9                                 Auxiliary Power Unit. CPTS acknowledges and consents to Smith developing, offering, and selling an on-board Auxiliary Power Unit to charge the batteries on the Smith all electric vehicle.

ARTICLE 4. INTELLECTUAL PROPERTY RIGHTS.

4.1                                 Independent Ownership. Each Party is and remains the owner of its Background Intellectual Property and Independently Developed Foreground Intellectual Property, and the Parties understand and agree that, except as specifically set forth in this Agreement, no license or other rights, either express or implied, are granted by either Party to the other under this Agreement with respect to any Background Intellectual Property or any Independently Developed Foreground Intellectual Property. Each Party shall decide in its

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

sole discretion whether if protects, and shall bear all costs of protecting, its Background Intellectual Property and Independently Developed Foreground Intellectual Property.

4.2                                 Jointly Developed Intellectual Property.  The Parties shall work together in good faith to protect all rights to and concerning any Intellectual Property jointly developed.  Each party shall grant to the other Party a right to use the Jointly Developed Intellectual Property under the terms of this Agreement. Following termination of this Agreement for any reason, each party shall have the joint right to freely use jointly Developed Intellectual Property.

4.3                                 Infringement Claims.  If any third party alleges that the manufacture, sale or use of the Products or any individual component of the Products infringes upon a patent, copyright or other Intellectual Property right belonging to that third party, then each Party owning or claiming ownership to the Intellectual Property rights of the alleged infringing Products shall defend, indemnify and hold harmless the other Party and its Affiliates from such claims and any resulting damages and expenses (including reasonable attorneys’, other professionals’ and court fees). This provision will not apply to any Products or components thereof which the other Party alters, modifies or changes in any way or which is sold or used for any purpose other than their originally intended purpose.

4.4                                 Right to Use; Re-Design. If the Party which is responsible for indemnification under Section 4.3, or any final, non-appealable judgment of a court of competent jurisdiction, determines that the Products or individual component of the Products (each, an “Infringing Products”) infringes on any patents, trademarks, copyrights, industrial design rights, or other proprietary rights, or by misuse or misappropriation of trade secrets, then, in addition to the obligations set forth in Section 4.3, the indemnifying Party shall, at its expense, use commercially reasonable efforts to either: (i) secure the rights to manufacture, sell and use the allegedly Infringing Products; (ii) replace or modify the Infringing Products with Products or individual components thereof that are non-infringing provided such Products are without material degradation in performance, features, functions or quality, or with a mutually agreeable amount of degradation in performance, features, functions or quality.

4.5                                 Party’s Failure to Act. If the indemnifying Party identified in Section 4.3 of this Agreement does not confirm that it will assume control of the defense of any infringement claim (and provide reasonable assurance regarding its fulfillment of this obligation), the indemnified Party shall have the right to take appropriate legal action and the indemnifying Party shall promptly reimburse the indemnified Party for all reasonable costs and expenses upon presentation of reasonable supporting documentation.

4.6                                 Infringement of Intellectual Property. The Parties shall promptly notify each other of any actual or potential infringement or violation of any Intellectual Property by any third party known to them and any material information they may have regarding such potential infringement. CPTS shall have the first right to take such steps as CPTS may consider necessary to enforce any Intellectual Property against any infringement by a third party in the Territory and to seek any remedies available to it in respect of that infringement.  Upon the request of CPTS, Smith shall use all reasonable efforts to assist

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

and cooperate with CPTS in such litigation and CPTS shall reimburse Smith for its out-of-pocket expenses incurred in connection with such assistance. If CPTS elects not to commence litigation to enforce any Intellectual Property against any infringement of such Intellectual Property by a third party in the Territory, within thirty (30) days after becoming aware of any such infringement. CPTS shall notify Smith in writing of such election within such thirty (30) day period. After such thirty (30) day period, Smith shall then have the right, at Smith’s sole cost and expense, to commence litigation to enforce such Intellectual Property against that infringement, in the name of CPTS, if necessary, and to seek any remedies available to Smith and/or CPTS. Neither Party may agree to any settlement or voluntary disposition of any litigation relating to any infringement of Intellectual Property without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

4.7                                 Allocation of Costs and Monetary Recovery from the Enforcement of Intellectual Property.  In the event Smith declines participation in the legal proceedings and litigation brought by CPTS to enforce the Intellectual Property against any infringement by a third party in the Territory, CPTS shall be responsible for the costs and expenses in connection therewith, including attorneys’ fees, and shall retain the full amount of any award of damages in favor of the parties in any such litigation and any settlement in favor of the parties in any such litigation. Upon the request of CPTS, Smith shall use all reasonable efforts to assist and cooperate with CPTS in such litigation and CPTS shall reimburse Smith for its out-of-pocket expenses incurred in connection with such assistance. In the event that Smith elects its right pursuant to Section 4.5 of this Agreement to commence litigation to enforce the Intellectual Property against any infringement by a third party in the Territory, in the name of CPTS or in its own name and right, Smith shall be responsible for the costs and expenses in connection therewith, including attorneys’ fees, and shall retain the full amount of any award of damages in favor of the parties in any such litigation and any settlement in favor of the parties in any such litigation. Upon the request of Smith, CPTS shall use all reasonable efforts to assist and cooperate with Smith in such litigation and Smith shall reimburse CPTS for its out-of-pocket expenses incurred in connection with such assistance.

ARTICLE 5. EXCLUSIVITY- EQUITY

5.1                                 Exclusivity.  CPTS shall not sell the Products for direct competition with Smith within the Field of Use within the Territory for the Term of Agreement, unless the Parties upon mutual agreement extend the exclusivity period. Notwithstanding the foregoing, CPTS shall be free to sell Products to any party outside of either the Territory or Field of Use at any time. Smith’s exclusivity shall remain in effect on the condition that Smith pays the Initial Payment as defined in Section 2.7 of this Agreement and the royalty payments as defined in Section 2.6 of this Agreement.  In the event Smith fails to timely pay either the Initial Payment as proscribed in Section 2.7 of this Agreement or the royalty payments as proscribed in Section 2.6 of this Agreement, Smith’s exclusivity to the Territory and Field of Use shall immediately cease and CPTS shall have the right to terminate this Agreement as defined in Article 11 of this Agreement.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

5.2                                 Equity.  CPTS shall be entitled to 50,000 common shares of Smith stock options, The grant price of the options will be at the price set forth in Attachment C to this Agreement.  The options will vest as set forth in Attachment C.

5.3                                 Taxes.  Both Parties agree to cooperate with the preparation and filing of all documentation required to fulfill their respective obligations under this Agreement, This specifically includes the preparation and filing of any documentation which would reduce tax rates, including Value Added Taxes (VAT) and taxes on Royalty payments. Smith will pay any applicable sales, use or similar tax imposed in connection with the sale of Products to Smith; provided, that CPTS shall not charge or collect, and Smith shall have no liability for, taxes on any sale of Products for which Smith has provided CPTS with an appropriate direct pay permit, resale certificate or other documentation evidencing an exemption from such taxes. For all sales of Products upon which tax reimbursement to CPTS is applicable, CPTS shall separately itemize all applicable taxes on invoices submitted to Smith.

ARTICLE 6. RECALL

6.1                                 Recall Procedures.  If a recall or field corrective action caused solely by Defective Products or defective Modules or Products provided or produced by either Party is required, then Smith will promptly notify CPTS in writing of the required recall or field corrective action, with reasonable detail and with reasonable supporting documentation. The Parties shall immediately, diligently and in good faith work together to determine the cause of the defect, and shall immediately assist in preparing and implementing a recall or field corrective action to correct such defect. For Products produced and supplied by CPTS to Smith, Smith’s exclusive remedy, in the event of such a recall or field corrective action of Defective Products is for CPTS, at its option, to either repair or replace Defective Products or refund the purchase price for Defective Products and pay the reasonable cost of: (i) preparing, printing and mailing a recall notice to inform dealers, distributors and, customers of the nature of the recall, (ii) freight for replacement parts required to repair or replace Defective Products, and (iii) reasonable labor costs and expenses for the Smith to perform in-field replacement activities, if any, for Defective Products. Notwithstanding the foregoing, CPTS shall have no liability for recall or field corrective action for any Modules manufactured by Smith pursuant to its manufacturing license herein, except as to the proper functioning of the Modules as they relate to the DGBS, the BMS and the associated software therefore.

ARTICLE 7. PRODUCT LIABILITY

7.1                                 Losses Defined.  As used in this Article, the term “Losses,” when capitalized, means any loss, cost, damage and expense (including reasonable attorneys’, other professionals’ and court fees), arising from any death of or injury to any person, or damage to any property.

7.2                                 Indemnity for Losses.  Each Party shall defend, indemnify, and hold harmless the other Party and its Affiliates for Losses proximately caused by defective Products or defective Modules manufactured by that party, other than Losses which are proximately

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

caused by (i) the non-manufacturing Party’s acts or omissions, or the acts or omissions of any person which purchases, resells, uses, or operates Products or Modules, or (ii) misuse of the Products or Modules, if it cannot be readily determined whether or the extent to which the Losses were proximately caused by defective Products or defective Modules, either Party may submit the matter to binding arbitration pursuant to Article 10 of this Agreement to determine the amounts attributable to the defective Products or defective Modules, or to each Party, as the case may be.

ARTICLE 8. LIMITATION OF LIABILITY

8.1          No Recovery of Certain Damages.   IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT OR WARRANTY, ALLEGED NEGLIGENCE OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

ARTICLE 9. FORCE MAJEURE

9.1          Force Majeure Defined.    Each Party shall be temporarily excused from performing its obligations under this Agreement (other than the payment of money) for so long as such performance is prevented or delayed by any event of Force Majeure. The term “Force Majeure” shall, for purposes of this Agreement, be defined as: (i) any acts of God, terrorism, natural disasters, or wars, or (ii) any act or omission of any government authority. A Party affected by an event of Force Majeure shall promptly notify the other Party and shall use commercially reasonable efforts to overcome and mitigate such event of Force Majeure.

ARTICLE 10. GOVERNING LAW, ARBITRATION AND SPECIFIC PERFORMANCE

10.1        Governing Law.    This Agreement shall be governed by and construed according to the laws of the State of New York, USA.

10.2        Informal Settlement Procedures.    The Parties shall attempt to settle any and all claims, disputes, controversies or differences arising between the Parties which arise out of or in relation to or in connection with this Agreement shall in the first instance be attempted to be settled as provided in Section 11.3, and if they are not settled by negotiation, they shall be resolved by binding arbitration upon written request of either Party.

10.3        Arbitration Procedures.    Any arbitration shall take place in New York City, New York, USA in accordance with the Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a single neutral arbitrator agreed upon by the Parties. In relation to any matters not governed by such rules, the arbitrator shall determine the rules of procedure to be followed, provided, however, that in such case, the opportunity to cross-examine any witness shall be given to both Parties upon request of either Party.

10.4        Entry of Judgment.    The arbitration award shall be final and binding upon both Parties, and judgment on the arbitration award may be entered in any court having

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

jurisdiction over the Party against whom enforcement is sought or such Party’s property, and application may be made to such court for judicial acceptance of the award or an order of enforcement, as the case may be.

ARTICLE 11. TERM AND TERMINATION

11.1        Term of Agreement.   The initial term of this Agreement, commencing on the Effective Date, shall be ten (10) years subject to any early termination as provided for in this Article (“Term of Agreement”). Smith shall have the right, in its discretion, to extend the Term of Agreement for additional two (2) year terms beyond the initial ten (10) year term provided the Parties agree on the Royalty for Modules manufactured and/or sold by Smith during said term.

11.2        Termination.    If Smith fails to commence manufacturing production of Modules within twenty-four (24) months from the Effective Date of this Agreement, CPTS shall have the right, in its sole discretion, to claim material breach, unless the cause of such delay is a failure of CPTS to perform under the terms of this Agreement. This Agreement may be terminated by either Party upon a material breach of the non-terminating Party, subject to Section 11.3 and the terms and conditions of this Agreement.

11.3        Notice of Default: Informal Discussions.    In the event of a claimed material breach by either Party, the non-breaching party shall provide to the breaching Party a written notice of default using the notice procedure set forth in Section 16.6 of this Agreement. Such notice shall clearly specify the nature of the alleged default and what actions it believes are required to correct the default. Upon receipt of said notice of default, the defaulting party shall have sixty (60) days to correct the default. If, following the sixty (60) day cure period the matter is not resolved, either Party may notify the other Party that it requests that the Parties attempt to resolve the dispute or determine the remedy for the event of default pursuant to informal dispute resolution. The notice of informal dispute resolution must provide reasonable details describing the nature of the default. Within fifteen (15) days after either Party receives a notice requesting informal dispute resolution, an authorized representative of each Party shall meet and confer for a reasonable period of time to; (i) exchange information pertaining to the dispute or event of default, and (ii) attempt in good faith to agree upon a resolution to the dispute or a remedy for the event of default, as applicable. If the informal dispute resolution procedures or corrective action plan fail to resolve the dispute or achieve at) agreement on the remedy for the event of default within sixty (60) days after the receipt of the notice requesting informal dispute resolution, then either Party may pursue arbitration pursuant to Article 10 of this Agreement.

11.4        Effect of Termination.    In the event CPTS terminates this Agreement pursuant to this Section, Smith shall have no further liability to CPTS other than (i) to pay CPTS for Products ordered by Smith and subsequently delivered by CPTS; and (ii) to pay to CPTS all unpaid Initial Payments and/or royalty payments including, but not limited to, royalty payments for all Modules manufactured and/or sold by Smith following termination of this Agreement. Upon termination, the Term of Agreement shall immediately end and this Agreement shall become null and void and of no further force and effect.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

11.5        Continuation of Term of Agreement.    Notwithstanding the termination of this Agreement, at Smith’s election, the Agreement shall remain in effect for an additional period of time after the effective date of such termination as may reasonably be necessary (but in no event longer than six (6) months from the date of termination) to allow Smith to implement an orderly transition to an alternative to the Products and Modules. During this period of time. Smith will be required to make payments to CPTS for Products and to make royalty payments to CPTS for Modules sold as specified in Section 2.6.

11.6        No Prejudice.    The provisions of this Article are without prejudice to any other rights or remedies either Party may have by reason of the default of the other Party.

ARTICLE 12. CONFIDENTIALITY

12.1        Scope of Use.    Each Party agrees that it shall not use or disclose any of another Party’s Confidential Information, except as authorized herein. All Confidential Information of a Party shall remain such Party’s property during and after the Term of Agreement.

12.2        Non-Disclosure.    Each Party (the “Receiving Party”) shall protect all Confidential Information of the other Party (the “Disclosing Party”) against disclosure to third parties in the same manner as it would protect its own similar confidential information against disclosure to others for a period from the Effective Date until two (2) years following termination of this Agreement. Notwithstanding the above, during such period, each Party may make any disclosure of any of the Disclosing Party’s Confidential Information to (i) its Affiliates, (ii) its and its Affiliates’ employees, agents, and consultants who have a need to know and (ii) any others to whom such disclosure is expressly authorized hereunder and is necessary to the Receiving Party’s fulfillment of its obligations hereunder. The Receiving Party shall appropriately notify each person to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by such person. If the Receiving Party reasonably believes that disclosure of Confidential Information is required in accordance with applicable law, then prior to such disclosure (if permitted under applicable law) the Receiving Party shall (a) notify the Disclosing Party and afford the Disclosing Party an opportunity to limit the scope of the required disclosure and (b) take reasonable efforts to minimize the extent of any required disclosure and to obtain an undertaking from the recipient to maintain the confidentiality thereof.

ARTICLE 13. INSURANCE

13.1        Insurance. Each Party (or an Affiliate of a Party shall on behalf of that Party) shall obtain and maintain consistent with the provisions of this Agreement, at its sole expense, the following types of insurance coverage, to remain in force during the Term of Agreement as follows; Commercial General Liability covering liability arising from premises, operations, independent contractors, product liability, products-completed operations, personal and advertising injury, and blanket contractual liability. Such insurance coverage shall be mutually agreed to prior to CPTS’ production of Products as provided for in Article 2.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

ARTICLE 14. PAYMENT

14.1        Reporting.   Smith, on a quarterly basis, shall provide CPTS with written sales report separately listing, by month all Products, all components, accessories and parts of Products sold by Smith and all Modules, all components, accessories and parts of Modules manufactured and/or sold by Smith separately listing, by month, (i) the number of Products sold by Smith; (ii) the number of Modules manufactured by Smith; (iii) the number of Modules sold by Smith; (iv) the number of each type of components, accessories and parts of Modules manufactured by Smith; (v) the number of each type of components, accessories and parts of Modules sold by Smith; and (vi) the number of each type of components, accessories and parts of Products sold by Smith.

14.2        Method of Payment.    Any payments to CPTS under this Agreement shall be made by wire transfer to such bank or account as CPTS shall specify in writing from time to time and shall be made in US Dollars.

14.3        Late Payments.    Any amounts not paid by Smith when due under this Agreement shall be subject to interest from the date payment is due through the date upon which CPTS has collected immediately available funds in an account designated by CPTS at a rate equal to the sum of eight percent (8%) per annum, calculated daily on the basis of a 360-day year.

ARTICLE 15. TECHNICAL SUPPORT

15.1        Integration.    Smith shall pay to CPTS a project fee, as set forth in Attachment B, for CPTS’s technical and engineering support in the integration of the Products or Modules into Smith’s vehicle platform. This project fee shall be negotiated in good faith and shall take into consideration CPTS’s commercial benefit from such development and integration in terms of royalties and other sums paid to CPTS by Smith from sales within the Territory and from sales outside of the Territory.

15.2        Transfer of rights under the License.    CPTS shall provide alll necessary and appropriate technical and engineering support without charge to Smith in the transference of the rights granted under the license pursuant to Article 3 of this Agreement, including the scaling of manufacturing of the Modules.

15.3        On-going Support.    CPTS agrees to provide technical and engineering support for the Products and/or Modules and the manufacturing of the Modules on an as needed and on-going basis. The Parties agree to negotiate in good faith, and to enter into a consulting agreement concerning this on-going technical support.

ARTICLE 16. GENERAL PROVISIONS

16.1        No Inducement.   The Parties represent to each other and each agrees that, neither it nor any person acting on its behalf has, in contravention of any applicable law, given or

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

offered to give or shall give or offer to give any sum of money or other material consideration to any person, directly or indirectly, as an inducement to obtain business under this Agreement or to influence the granting of licenses or other governmental permissions to enter into this Agreement or perform obligations hereunder.

16.2        Government Approvals; Regulatory Requirements.

(a)           CPTS and Smith, respectively, shall be responsible for compliance with and for the obtaining of approvals and permits as may be required under country, international, federal, state, and local laws, ordinances, regulations, and rules for the performance of their respective responsibilities and obligations under this Agreement.

(b)           For Products or Modules manufactured by either Party, that Party is responsible for final quality control testing, for providing adequate warnings and instructions for use of the Products and/or Modules (including proper labeling and packaging), and release of documentation for the Products and/or Modules. Each Party shall be responsible for reporting to the other Party any adverse events related to the Products and/or Modules and/or their use.

16.3        No Agency.    This Agreement does not constitute either Party the agent or legal representative of the other Party. Neither Party is authorized to create any obligation on behalf of the other Party.

16.4        Assignment.   Neither Party may assign any of its rights or obligations under this Agreement without first obtaining the written consent of the other; provided, however, that both Parties have the right to assign any of its rights or obligations hereunder to any division, or subsidiary, or Affiliate, or to any successor to its business and provided any such assignee agrees in writing to abide by the terms of this Agreement. Nothing herein shall preclude either Party from subcontracting any of its obligations under this Agreement to any other party provided any such subcontractor agrees in writing to abide by the terms of this Agreement.

16.5        No Implied Waiver.   The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect the full right to require such performance at any later time.The waiver by either Party of a breach of any provision of this Agreement shall not constitute a waiver of the provision itself. The failure of either Party to exercise its rights provided under this Agreement shall not constitute a waiver of such right.

16.6        Notices.    Any notice under this Agreement shall be in writing (letter or facsimile) and shall be effective upon receipt or refusal or failure to accept receipt by the addressee at its address indicated below.

(a)           Notice sent to Smith shall be addressed as follows:

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith

Attention: Bryan Hansel, CEO

Email: bryan.hansel@sev-us.com

Facsimile:  +1 816.464.0510

Telephone: +1 816.464.0508

With copies to:

Attention: Jacques Schira, General Counsel

Email: Jacques.schira@sev-us.com

Facsimile:  +1 816.464.0510

Telephone: *****

(b)           Notice sent to CPTS shall be addressed as follows:

CPTS

Attention: Konrad Makomaski, CEO

Email: konrad.makomaski@cpts.pl

Facsimile: +48 22 853 0134

Telephone: +48 501 110 588

With copies to:

Attention: James R. Menker

Email: jmenker@holleymenker.com

Facsimile: +1 202-280-1177

Telephone: +1 904-247-2620

(c)           The Parties by notice given in accordance with this Section may designate other addresses to which notices shall be sent.

16.7        Authority; Smith’s Organization and Good Standing.   Each Party warrants and represents that it has the right and authority to enter into this Agreement without restriction. Smith is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Smith has all requisite power and authority to carry on its business as it is contemplated for the fulfillment of its obligations in this Agreement. Smith is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction of the Territory where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the fulfillment of its obligations in this Agreement.

16.8        Execution and Delivery. The execution and delivery of this Agreement by the Parties have been duly and validly authorized. This Agreement has been duly executed and delivered by the Parties and, assuming the due authorization, execution and delivery of this Agreement by each Party, constitutes the legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

general principles of equity regardless of whether considered in a proceeding in equity or at law.

16.9        Further Assurances and Actions. The Parties, whether before or after the Effective Date and without further consideration, shall each do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement (including, as applicable, upon the request of the other party).

16.10      Third Party Beneficiaries. Except as specifically provided herein, this Agreement intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not intended to confer upon any person or entity other than the Parties hereto any rights or remedies hereunder.

16.11      No Violations; Consents. The execution and delivery of this Agreement do not, and compliance with the terms hereof will not,; (a) violate any governmental rule applicable to either Party or conflict with any material contract to which either Party is a party or by which it is otherwise bound, except for such violations or conflicts which would not materially interfere with either Party’s performance of its obligations hereunder; or (b) require any approval, authorization, consent, license, exemption, filing or registration with any person or entity, except for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not materially interfere with either Party’s performance of its obligations hereunder.

16.12      Amendments. This Agreement supersedes all previous agreements, oral or written, between Smith and CPTS with respect to the subject matter of this Agreement. No amendment or modification to this Agreement shall be binding upon either Party unless it is in writing and is signed by both Parties.

16.13      Headings. The Article, Section, and/or Paragraph headings in this Agreement are used for convenience of reference only and shall not be deemed a part of this Agreement for any purpose.

16.14      Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable under any statute, regulation, ordinance, executive order, or other rule of law, that provision shall be deemed severed to the extent necessary to comply with such statute, regulation, ordinance, order, or rule, and the Parties shall negotiate in good faith to arrive at an alternative replacement provision approximating the Parties’ original business objective. The remaining provisions of this Agreement shall remain in effect.

16.15      Entire Agreement. This Agreement contains all the representations and agreements between the Parties hereto and there are no other agreements or understandings, oral or in writing, regarding the matters covered by this Agreement. No

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

terms submitted by either Party which are in addition to or inconsistent with those set forth in this Agreement shall apply to this Agreement unless agreed to in a writing signed by both Parties. The Exhibits attached to this Agreement are made a part of and incorporated in this Agreement.

16.16      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile of this Agreement or an executed counterpart shall be deemed a good and valid execution and delivery of this Agreement.

IN WITNESS WHEREOF, Smith and CPTS have caused this Development and Supply Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Smith Electric Vehicles Us Corp. (“Smith”)		Clean Power Technical Solutions Sp.z.o.o. (“CPTS”)

By	/s/ Robin J.D. Mackie	By	/s/ Konrad Makomaski
Name	Robin J.D. Mackie	Name
Title	CTO	Title	CEO
7th October 2010

Attachment A - Products and Warrantee

•      “Modules”

•      “Battery Pack”

•      “BMS”

•      “BMS Software”

•      “Diagnostic Interface”

•      “DBGS”

Warrantee:  The Parties will continue to work diligently to complete the prototype Products and will work together to establish a mutually agreed to appropriate warrantee time period for the Products prior to CPTS’ production of Products as provided for in Article 2.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Attachment B – Technical Support

Project plan and associated budget to be developed by the Parties and agreed to by Smith and CPTS.

Attachment C – Stock Options

CPTS will be issued stock options in a separate non-qualified stock option agreement which will provide an option to purchase up to 50,000 shares of the Company’s common stock (“Contractor Options”), subject to final approval of the Company Board and the terms of said non-qualified stock option agreement. In regard to said Contractor Options, commencing on the Effective Date of this Agreement there shall be a two (2) year period wherein the options shall not be vested or exercisable by the Contractor (“Two-Year Restriction”). Following said Two-Year Restriction, the Contractor shall have full right to exercise said options at will, subject to the terms and conditions of said non-qualified stock option agreement. If during said Two-Year Restriction the Contractor voluntarily terminates this Agreement or the Company terminates this Agreement for cause, the Contractor shall forfeit all of the Contractor’s Options. The Two-Year Restriction shall cense and become void in the event of an initial public offering. The strike price for said options shall be established at the value established at the close of Smith’s financing round 2.